Exhibit 5.1

July 2, 2015

The Kraft Heinz Company

Ladies and Gentlemen:

We have acted as counsel for The Kraft Heinz Company, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s 99,116,289 shares (the “Shares”) of common stock, par value $0.01 per share, issuable pursuant to the H. J. Heinz Holding Corporation 2013 Omnibus Incentive Plan, Kraft Foods Group, Inc. 2012 Performance Incentive Plan, Kraft Foods Group, Inc. Management Stock Purchase Plan, Kraft Foods Group, Inc. Thrift Plan, Kraft Foods Group, Inc. TIP Plan, Kraft Canada Inc. Retirement Plan For Canadian Salaried Employees, Kraft Canada Inc. Retirement Plan For Canadian Hourly Employees, Kraft Canada Inc. Retirement Plan For Non-Unionized Salaried Employees—Former Employees Of Kraft Limited, Kraft Canada Inc. Retirement Plan For Non-Unionized Hourly-Paid Employees—Bulk Cheese Plants And Mount Royal Plant, Kraft Canada Inc. Retirement Plan For Niagara Falls Salaried Cereal Division Employees, Kraft Canada Inc. Retirement Plan For Niagara Falls Hourly Cereal Division Employees, Kraft Canada Inc. Retirement Plan For Former Non-Unionized Employees Of Nabob Foods Limited, Nabisco Brands Ltd Trusteed Retirement Plan K, Kraft Canada Inc. Retirement Plan For Former Salaried Employees Of Nabisco Ltd. and Kraft Canada Inc. Employee Savings Plan (collectively, the “Stock Plans”) and $5,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) issuable pursuant to the Kraft Foods Group, Inc. Deferred Compensation Plan For Non-Management Directors (the “Deferred Compensation Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company; (d) the Stock Plans; and (e) the Deferred Compensation Plan.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion as follows:

1.	The Shares when, and if, issued pursuant to the terms of the Stock Plans will be validly issued, fully paid and nonassessable.

2.	When, and if, issued pursuant to the terms of the Deferred Compensation Plan, the Deferred Compensation Obligations were, or will, constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to the General Corporation Law of the State of Delaware includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

The Kraft Heinz Company

One PPG Place

Pittsburgh, Pennsylvania 15222